 Exhibit 99
NEWS RELEASE

CONTACT:	Gary S. Maier
(310) 471-1288

MOTORCAR PARTS OF AMERICA ANNOUNCES
APPOINTMENT OF NEW DIRECTORS

LOS ANGELES, CA – February 21, 2017 – Motorcar Parts of America, Inc. Nasdaq:MPAA) today announced it has enhanced its board of directors and corporate governance to further solidify the company’s position within the automotive aftermarket.

Effective immediately, the board amended the company’s bylaws to provide for a maximum board size of ten directors and appointed Barbara L. Whittaker and Timothy D. Vargo to the board. Motorcar Parts of America’s board now consists of ten directors, four of whom were appointed in the past year and nine of whom are independent.

“Barbara and Tim offer a wealth of automotive aftermarket experience that will be invaluable to the company as we grow.  We look forward to their advice and counsel for the benefit of all shareholders at an exciting time in the company’s evolution,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.

Ms. Whittaker was previously the executive director of Global Purchasing at General Motors Corporation, responsible for more than $24 billion of purchasing -- including expertise in supply chain management. Mr. Vargo was previously the president, chief operating officer and director of AutoZone -- one of the largest customers of Motorcar Parts of America.

The company also recently enhanced its corporate governance -- adopting ownership guidelines for executives and directors, a compensation clawback policy, and a written related-party transactions policy. The board also appointed Scott Adelson as its lead independent director.

“We appreciate the constructive dialogue we have had with Mr. Joffe and the board and are gratified by these actions to enhance the board’s composition with automotive aftermarket experience and improve the company’s governance structure,” said Arnaud Ajdler, managing member of Engine Capital. “We are also pleased that the company has recently improved its investor communications and believe these steps will position the company for maximizing shareholder value.”

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About the New Directors:

Barbara L. Whittaker is a business strategist and procurement and supply chain expert with extensive experience in the automotive industry, with both original equipment manufacturers and suppliers, and in the aftermarket. In 2010 Mrs. Whittaker founded BW Limited llc, which provides companies business and procurement strategies that lead to improved performance. Previously, Ms. Whittaker worked for the General Motors Corporation and Delphi Automotive in leadership positions of increasing responsibility. Prior to her retirement from General Motors, Ms. Whittaker’s position was executive director of Global Purchasing. Mrs. Whittaker previously served in Chevrolet’s Division of General Motors Corporation in Production Control and Scheduling, with an emphasis on Supply Chain. Mrs. Whittaker holds a Bachelor of Industrial Administration degree from General Motors Institute (now Kettering University), MBA degree from Wayne State University, and has also completed the Advanced Management Program at INSEAD in France, and the Executive Development program at University of Michigan. In addition to this formal education, she holds Six Sigma Green Belt certification and is well versed in lean production systems (GMS). She has also held board of directors positions for Detroit Manufacturing Systems, ChannelNet and Piston Group, each of which is privately held.

Timothy D. Vargo serves as chief executive officer and president of Kele, Inc., a company that supplies building automation equipment. Prior to joining Kele, he held a variety of senior executive and board positions at AutoZone, TruckPro and Auto Teile- Unger. Mr. Vargo served as the president, chief executive officer and chief restructuring officer of TruckPro from 2008 to 2010 and a board member of TruckPro’s board from 2004 to 2010. He was a board member of KKR-owned Auto Teile-Unger from 2003 to 2008. He served as president of AutoZone, Inc. from March 1997 to May 2001, served as its chief operating officer from December 1996 to May 2000 and served on its board of directors from 1997 to 2001. Mr. Vargo is a director of Kele Holdco Inc.

About Motorcar Parts of America

Motorcar Parts of America, Inc. is a remanufacturer, manufacturer and distributor of automotive aftermarket parts -- including alternators, starters, wheel hub assembly and brake master cylinder products utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Motorcar Parts of America’s products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in California, Mexico, Malaysia and China, and administrative offices located in California, Tennessee, Mexico, Singapore, Malaysia and Toronto.  Additional information is available at www.motorcarparts.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors.  Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2016 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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